Exhibit 1.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST Supplemental Indenture, dated as of December 13, 2019 (this “Supplemental Indenture”), among Everi Payments Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors party thereto and the Trustee have entered into that certain Indenture, dated as of December 5, 2017 (the “Base Indenture”), governing the Company’s 7.50% Senior Unsecured Notes due 2025 (the “Notes”);

WHEREAS, Section 9.02 of the Base Indenture authorizes or permits amendments to the Base Indenture as set forth in clause (b) herein with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”);

WHEREAS, the Company has solicited consents from the Holders of the Notes to amend the definition of “Public Equity Offering” as described in that certain Consent Solicitation Statement, dated December 5, 2019 (as amended, supplemented or otherwise modified to the date hereof, the “Consent Solicitation Statement”), and set forth in clause (b) herein (the “Proposed Amendment”);

WHEREAS, the Company has obtained the Requisite Consents to the Proposed Amendment to the Base Indenture set forth in clause (b) herein;

WHEREAS, the Company has been authorized by the resolutions of its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and the Trustee has received an Officers’ Certificate of the Company and an Opinion of Counsel in accordance with Sections 7.02(b), 9.02, 9.05, 12.03 and 12.04 of the Base Indenture; and

WHEREAS, pursuant to Section 9.02 and Section 9.05 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(a)           Capitalized Terms. Capitalized terms used herein (including in the recitals hereto) without definition shall have the meanings assigned to them in the Base Indenture.

(b)           Amendments to the Base Indenture. Effective as of the date hereof, Section 1.01 of the Base Indenture is hereby amended by amending the definition of “Public Equity Offering” to insert the text therein which is double underlined as follows:

“‘Public Equity Offering’ means an underwritten public offering of Capital Stock of the Company or any direct or indirect parent entity of the Company, including, without limitation, Everi Holdings (provided, with respect to any such parent entity, that only the net proceeds therefrom which are contributed to the equity capital of the Company shall constitute Net Cash Proceeds) pursuant to an effective registration statement under the Securities Act.”

(c)       Agreement.

(1)         The Company and each of the Guarantors hereby represents and warrants to and agrees with the Trustee that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized; and

(2)         The Company and each of the Guarantors will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture have been complied with.

(d)        Reference to and Effect on the Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. On and after the effective date of this Supplemental Indenture, each reference in the Base Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Base Indenture, as supplemented and amended by this Supplemental Indenture, unless the context otherwise requires. This Supplemental Indenture shall be effective immediately upon execution.

(e)       Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in full force and effect and is in all respects hereby adopted, ratified and confirmed. Each Holder of the Notes heretofore authenticated and delivered under the Base Indenture shall be bound by the Base Indenture as amended hereby. In the case of a conflict between the Base Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control (absent a manifest error).

(f)       Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

(g)      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or other electronic means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

(h)         Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(i)         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

(j)       Successors. All agreements of the Company and each of the Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

EVERI PAYMENTS INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Chief Financial Officer

EVERI HOLDINGS INC.
EVERI GAMES HOLDING INC.
EVERI GAMES INC.

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Chief Financial Officer

EVERI INTERACTIVE LLC

By: Everi Games Inc., its sole member

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Chief Financial Officer

GCA MTL, LLC

By: Everi Payments Inc., its sole member

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Chief Financial Officer

CENTRAL CREDIT, LLC

By: Everi Payments Inc., its sole member

By:	/s/ Randy L. Taylor
	Name:	Randy L. Taylor
	Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/s/ Luke Russell
	Name:	Luke Russell
	Title:	Assistant Vice President

By:	/s/ Kathryn Fischer
	Name:	Kathryn Fischer
	Title:	Vice President

[Signature Page to Supplemental Indenture]